Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES VISUDYNE® SALES FOR THIRD QUARTER OF 2006
AND UPDATES ANNUAL SALES GUIDANCE

For Immediate Release	October 19, 2006
VANCOUVER, CANADA — QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that Novartis AG announced global sales of QLT’s Visudyne® (verteporfin) product of US$75.1 million for the quarter ended September 30, 2006. This represents a decrease of 39.3% over sales in the third quarter of 2005 and a 21.2% decline compared to the second quarter of 2006. Visudyne sales in the U.S. for the quarter were approximately US$11.0 million, representing 14.6% of total sales for the quarter.
“The decline in Visudyne sales has been more rapid than anticipated and as a result we are lowering our 2006 annual Visudyne sales range from the previous range of US$370 million to US$385 million, to a new range of US$340 million to US$355 million,” said Bob Butchofsky, President and Chief Executive Officer of QLT Inc. “Forecasting product sales in a market undergoing the kind of significant transformation that we see in age-related macular degeneration (AMD) is very difficult and we are disappointed at having to reduce our annual guidance. However, we continue to believe that Visudyne will remain an important part of treatment regimen for AMD and that combination therapy with Visudyne is the future for AMD treatment.”
QLT Hosts Analyst & Investor Ocular Day and Webcast
An overview of combination therapy will be reviewed today as part of QLT’s annual Analyst and Investor meeting. The meeting will feature a distinguished panel of retinologists to present their clinical data on various approaches to combination therapy with Visudyne they are investigating for the treatment of AMD and to discuss the future of Visudyne combination therapy. The event will take place at the Four Seasons Hotel in New York City, Thursday, October 19, 2006 from 8:30 a.m. – 11:00 a.m. ET. The event will be broadcast live via the Internet at www.qltinc.com for the analyst and investor community.
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

Q3 Results:
QLT will release its full third quarter financial results on Thursday, October 26, 2006, at 7:30 a.m. Eastern Time (ET).
QLT will hold an investor conference call to discuss the third quarter results on Thursday, October 26 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-525-6384 (North America) or 780-409-1668 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-888-566-0885 (North America) or 402-220-2882 (International), access code 6591418.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in our periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its alliance with QLT.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
The Visudyne® sales figures in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results. Certain statements in this press release constitute “forward-looking” statements and information of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements and information, including statements regarding projected 2006 Visudyne sales, are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.